UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 Or 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 27, 2026

DECKERS OUTDOOR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-36436	95-3015862
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
250 Coromar Drive, Goleta, California 93117

(Address of principal executive offices) (Zip Code)
(805) 967-7611
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	DECK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.
On August 27, 2026 (the “Effective Date”), Deckers Outdoor Corporation (the “Company”), Deckers Europe Limited, Deckers UK Ltd., Deckers Outdoor Canada ULC, Deckers Outdoor International Limited, Deckers Coromar, LLC and DBrands SGP Pte. Ltd. (collectively, the “Borrowers”), Deckers Consumer Direct Corporation, Deckers Retail, LLC, Deckers Camino, LLC, and Deckers Pacific Corporation (collectively, the “Guarantors”) entered into a First Amendment to the Credit Agreement (the “Amendment”) with Citibank, N.A. (“Citibank”), as administrative agent, and the lenders party thereto, with HSBC Bank USA, National Association (“HSBC”), CitiBank, and Fifth Third Bank, National Association acting as joint lead arrangers and joint bookrunners.

The Company and the Borrowers previously entered into a credit agreement (the “Credit Agreement”), dated December 19, 2022, with Citibank, Comerica Bank ("Comerica"), as sole syndication agent, and the lenders party thereto, with Citibank, Comerica and HSBC acting as joint lead arrangers and joint bookrunners. The Credit Agreement as amended by the Amendment is referred to herein as the “Amended Credit Agreement”.

The Amendment (i) provides for an increase in commitments under the unsecured revolving credit facility to $500 million (without changing the sublimit for the issuance of letters of credit or the sublimit for borrowings in Euros, Sterling, Canadian dollars and other foreign currencies); (ii) extends the maturity date of the unsecured revolving loans provided for under the Credit Agreement to August 27, 2031, which is the fifth anniversary of the Effective Date (which may be extended, at the Company’s request and subject to certain conditions, for each lender that agrees to extend the termination date of its revolving commitment); and (iii) releases Deckers Benelux B.V. as a borrower under the Amended Credit Agreement.

Under the Amended Credit Agreement, at the Company’s option, revolving loans will bear interest at the Term SOFR Rate, the Adjusted EURIBOR Rate, the Term CORRA Rate, the Daily Simple RFR rate (as such terms are defined in the Amended Credit Agreement) or the adjusted base rate, in each case plus the applicable interest rate margin. The applicable interest rate margin is based on a pricing grid based the Company’s total net leverage ratio and ranges from 1.00% per annum to 1.50% per annum in the case of loans based on Term SOFR Rate, Adjusted EURIBOR Rate, the Term CORRA Rate, or the Daily Simple RFR rate and from 0.00% per annum to 0.50% per annum in the case of loans based on the adjusted base rate.

In addition, upon effectiveness of the Amendment, the commitment fees were reduced such that the Company is now required to pay fees of 0.10% to 0.175% per annum on the daily unused amount of the revolving credit facility, with the exact commitment fee based on the Company’s total net leverage ratio.

Funds provided under the Amended Credit Agreement will be used for working capital and general corporate purposes.

In connection with the Amendment, the Company paid certain commitment, arrangement and other fees to Citibank and other parties to the Amended Credit Agreement, and reimbursed certain of the parties' expenses.

The foregoing summary of the Amendment does not purport to be complete and is subject to and qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 of this Current Report is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit No.	Description.
10.1*
First Amendment to Credit Agreement, dated as of August 27, 2026, by and among Deckers Outdoor Corporation, Deckers Europe Limited, Deckers UK Ltd., Deckers Outdoor Canada ULC, Deckers Outdoor International Limited, Deckers Coromar, LLC, DBrands SGP Pte. Ltd., as Borrowers, Deckers Consumer Direct Corporation, Deckers Retail, LLC, Deckers Camino, LLC and Deckers Pacific Corporation, as Guarantors, Citibank, N.A., as administrative agent, joint lead arranger and joint bookrunner, Fifth Third Bank, National Association, as joint lead arranger and joint bookrunner, HSBC Bank USA, National Association, as joint lead arranger and joint bookrunner, and the lenders party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 28, 2026
Deckers Outdoor Corporation
/s/ Steven J. Fasching
Steven J. Fasching, Chief Financial Officer